Exhibit 99.1

Bruker Names Dr. Hermann Requardt to Board of Directors

Former CEO of Siemens Healthcare Brings Broad Executive Experience to Board

BILLERICA, Mass. — August 7, 2015 — Bruker Corporation (NASDAQ: BRKR) today announced that it has appointed Dr. Hermann Requardt to its Board of Directors effective immediately.  Dr. Requardt will serve for an initial term expiring at the Company’s 2017 Annual Meeting of Stockholders.

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015, he served as Chief Executive Officer of the healthcare division of Siemens AG.

He has also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015 he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens and its affiliates. Dr. Requardt joined Siemens Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994.

Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other positions, serving as Vice Chairman of Fraunhofer Gesellschaft, Europe’s largest application-oriented research organization, and as a member of the Executive Board of Acatech, the German National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off in early 2015.  Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt.

“My relationship with Bruker goes back for decades. As a scientist, I loved their products, and as a manager, I enjoyed their collaboration culture and their business ethics. I am proud and happy to finally become a member of the team,” said Herman Requardt.

Frank Laukien, President & CEO of Bruker, stated: “We are truly delighted to have Dr. Requardt join our Board of Directors.  Hermann’s stellar business and executive track record, in combination with his broad experience in healthcare, and in-depth insights into preclinical imaging, molecular diagnostics and microbiology will allow him to make immediate, positive contributions to Bruker.”

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

# # #